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                                    EXHIBIT 5
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                 OPINION OF KEATING, MUETHING & KLEKAMP, P.L.L.


                                November 22, 2002


MARK A. WEISS
DIRECT DIAL:  (513) 579-6599
FACSIMILE:  (513) 579-6956
E-Mail:  MWeiss@kmklaw.com



Ladies and Gentlemen:

         This firm is general counsel to The Midland Company and, as such, we are familiar with Midland's Articles of Incorporation, Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to
(i) The Midland Company 2002 Employee Incentive Stock Plan pursuant to which a total of 2,000,000 shares of Common Stock may be issued to employees and consultants of Midland and its subsidiaries and (ii) The Midland Company 2002 Restricted Stock Option Plan for Non-Employee Directors pursuant to which a total of 300,000 shares of Common Stock may be issued to outside directors of Midland. Based solely upon such examination, we are of the opinion that:

         1. Midland is a duly organized and validly existing corporation under the laws of the State of Ohio; and

         2. Midland has taken all necessary and required corporate actions in connection with the proposed issuance of up to 2,300,000 shares of Common Stock pursuant to the Plans and, the Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of Midland free of any claim of pre-emptive rights.

         We hereby consent to be named in the Registration Statement and the Prospectus. In providing this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933 or that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                    Very truly yours,

                                    KEATING, MUETHING & KLEKAMP, P.L.L.





                                    By:    /s/ Mark A. Weiss
                                         --------------------------------------
                                             Mark A. Weiss